Exhibit 99.1

McAfee, Inc. Appoints Eric F. Brown Executive Vice President and Chief Financial Officer

Technology Industry Veteran to Lead Worldwide Finance Functions

        SANTA CLARA, Calif., Dec. 14 /PRNewswire-FirstCall/ — McAfee, Inc. (NYSE: MFE), the pioneer and worldwide leader of intrusion prevention solutions, today announced the appointment of Eric F. Brown as executive vice president and chief financial officer. In this role, Brown will be responsible for all worldwide finance functions, reporting to chairman and chief executive officer George Samenuk. Brown will join the company on January 3, 2005.

        “Eric brings extensive financial experience with technology companies and we look forward to his assistance in helping to grow revenue and profit in the coming years,” said Samenuk. “We have deeply appreciated all of the hard work that our retiring chief operating officer and chief financial officer, Steve Richards, has put into the company over the last few years and we wish him all the best. I believe Eric will be invaluable as we continue to work towards our goal of a 25% pro-forma operating margin by mid-year 2005.”

        Brown served as president and chief financial officer of Microstrategy, Inc. (Nasdaq: MSTR), a leading provider of business intelligence software, from 2000 to 2004. Prior to that, he served as division chief financial officer and division chief operating officer of Electronic Arts, a developer and publisher of interactive entertainment software. Additionally, he was a co-founder and chief financial officer of DataSage, Inc., a vendor of e-business personalization software. Brown also held several senior financial positions with Grand Metropolitan.

        “I am pleased to join McAfee, a leading company in the rapidly expanding security and intrusion prevention industry,” said Brown. “I am looking forward to getting started and supporting McAfee’s financial and operational strategy.”

        Brown received an M.B.A. from the Sloan School of Management of the Massachusetts Institute of Technology and a B.S. in Chemistry from the Massachusetts Institute of Technology.

        Brown will take over for Steve Richards, chief operating officer and chief financial officer, who will be retiring at the end of the year.

        About McAfee, Inc.

        McAfee, Inc., headquartered in Santa Clara, Calif., creates best-of-breed intrusion prevention and risk management solutions. McAfee’s market-leading security products and services help large, medium and small businesses, government agencies, and consumers prevent intrusions on networks and protect computer systems from critical threats. Additionally, through the Foundstone Professional Services division, leading security consultants provide security expertise and best practices for organizations. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/.

        NOTE: McAfee and Foundstone are either registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners. © 2004 McAfee, Inc. All Rights Reserved.

SOURCE McAfee, Inc.

        -0-                                   12/14/2004

        /CONTACT: media, Dana Lengkeek, +1-408-346-5184, or dana_lengkeek@mcafee.com; or investors, Kelly Blough, +1-408-346-3481, or kelly_blough@mcafee.com, both of McAfee, Inc./

        /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20040426/MCAFEELOGO
                     AP Archive: http://photoarchive.ap.org
                     PRN Photo Desk, photodesk@prnewswire.com/

        /Web site: http://www.mcafee.com /
        (MFE MSTR)

CO: McAfee, Inc.; Microstrategy, Inc.
ST: California
IN: CPR HTS NET STW
SU: PER